Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES THIRD QUARTER RESULTS

NORWALK, CT., April 23, 2008 – Bolt Technology Corporation (BOLT:NASDAQ) today announced financial results for the third quarter and the first nine months of fiscal year 2008.

Sales for the third quarter of fiscal 2008, the three months ended March 31, 2008, increased 31% to $16,679,000 compared to $12,728,000 in last year’s third quarter and net income for the quarter increased 20% to $3,404,000 or $0.40 per diluted share, compared to $2,845,000 or $0.33 per diluted share in last year’s third quarter.

For the nine months ended March 31, 2008, sales increased 41% to $49,374,000 compared to $34,996,000 last year. Net income for the nine months ended March 31, 2008 increased 45% to $10,459,000 or $1.22 per diluted share, compared to $7,217,000 or $0.85 per diluted share last year.

Raymond M. Soto, Bolt’s Chairman, President and CEO, commented, “The financial results of our third quarter and first nine months of fiscal year 2008 reflect strong improvement from the comparable periods last year. We are pleased to report that Real Time Systems Inc., which we acquired at the beginning of the fiscal year, has contributed over 15% of our earnings for the third quarter and first nine months of the fiscal year. We continue to experience strong customer inquiries and orders and we continue to believe that fiscal year 2008 will be another record earnings year for our Company.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources, seismic source controllers and synchronizers and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Sales	$16,679,000	$12,728,000	$49,374,000	$34,996,000
Costs and expenses	11,570,000	8,555,000	33,867,000	24,346,000

Income before income taxes	5,109,000	4,173,000	15,507,000	10,650,000
Provision for income taxes	1,705,000	1,328,000	5,048,000	3,433,000

Net income	$3,404,000	$2,845,000	$10,459,000	$7,217,000

Diluted earnings per share	$0.40	$0.33	$1.22	$0.85
Average diluted shares outstanding	8,588,000	8,531,000	8,587,000	8,521,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,			March 31,
	2008	2007		2008	2007
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$11,039,000	$6,229,000	Accounts payable	$3,394,000	$3,178,000
Accounts receivable, net	12,060,000	10,022,000	Accrued expenses	1,944,000	2,249,000
Inventories	14,701,000	11,667,000	Income taxes payable	6,000	728,000
Other	567,000	503,000	Customer deposits	—	253,000

	38,367,000	28,421,000		5,344,000	6,408,000
			Deferred Income Taxes	572,000	512,000

			Total liabilities	5,916,000	6,920,000
Property and Equipment	3,898,000	3,100,000
Goodwill and Other	14,972,000	11,097,000

			Stockholders’ Equity	51,321,000	35,698,000

	$57,237,000	$42,618,000		$57,237,000	$42,618,000

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